Exhibit (l)(3)

[Letterhead of Jones Day]

June 18, 2019

Great Elm Capital Corp.

800 South Street, Suite 230

Waltham, Massachusetts 02453

Re:	$46,000,000 Aggregate Principal Amount of 6.50% Notes due 2024

of Great Elm Capital Corp.

Ladies and Gentlemen:

We are acting as counsel for Great Elm Capital Corp., a Maryland corporation (the “Company”), in connection with the issuance and sale of $42,500,000 in aggregate principal amount of the Company’s 6.50% notes due 2024 (the “Notes”) (including up to an additional $3,500,000 in Notes issuable pursuant to an option granted to the underwriters in the offering of the Notes), pursuant to the Underwriting Agreement, dated as of June 11, 2019, entered into by and between the Company, Great Elm Capital Management, Inc. and Ladenburg Thalmann & Co. Inc., acting as representative of the several underwriters named therein. The Notes are to be issued under a base indenture, dated September 18, 2017 (the “Base Indenture”), between the Company and American Stock Transfer & Trust Company, LLC, as trustee (the “Trustee”), as supplemented by the third supplemental indenture, dated June 18, 2019 (together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

In connection with the opinion expressed herein, we have examined such documents, records and matters of law as we have deemed relevant or necessary for purposes of this opinion. Based on the foregoing, and subject to the further limitations, qualifications and assumptions set forth herein, we are of the opinion that the Notes constitute valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

The opinion set forth above is subject to the following limitations, qualifications and assumptions:

For the purposes of the opinion expressed herein, we have assumed that: (i) the Trustee has authorized, executed and delivered the Indenture; (ii) the Notes have been duly authenticated by the Trustee in accordance with the Indenture; and (iii) the Indenture is the valid, binding and enforceable obligation of the Trustee.

For purposes of our opinion, we also assume that (a) the Company is a corporation existing and in good standing under the laws of the State of Maryland, (b) the Indenture and the Notes have been (i) authorized by all necessary corporate action of the Company and (ii) executed and delivered by the Company under the laws of the State of Maryland, and (c) the execution, delivery, performance and compliance with the terms and provisions of the Indenture and the Notes by the Company do not violate or conflict with the laws of the State of Maryland, the terms and provisions of the Company’s Amended and Restated Charter or Bylaws, or any rule, regulation, order, decree, judgment, instrument or agreement binding upon or applicable to it or its properties.

Great Elm Capital Corp. June 18, 2019 Page 2

The opinion expressed herein is limited by bankruptcy, insolvency, reorganization, fraudulent transfer and fraudulent conveyance, voidable preference, moratorium or other similar laws and related regulations and judicial doctrines from time to time in effect relating to or affecting creditors’ rights generally, and by general equitable principles and public policy considerations, whether such principles and considerations are considered in a proceeding at law or at equity.

As to facts material to the opinion and assumptions expressed herein, we have relied upon oral or written statements and representations of officers and other representatives of the Company and others. The opinion expressed herein is limited to the laws of the State of New York, as currently in effect, and we express no opinion as to the effect of the laws of any other jurisdiction.

We hereby consent to the filing of this opinion as an exhibit to Post-Effective Registration Statement No. 3 to the Registration Statement on Form N-2 (File No. 333-227605) (the “Registration Statement”), filed by the Company to effect the registration of the Notes under the Securities Act of 1933, as amended (the “Securities Act”) and to the reference to Jones Day under the caption “Legal Matters” in the prospectus constituting a part of such Registration Statement. In giving such consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

Very truly yours,

/s/ Jones Day